EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-128256), Form S-8 (Registration No. 333-122701), Form S-8 (Registration No. 333-75346), and Form S-8 (Registration No. 333-159986) of our report dated August 6, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in The Phoenix Companies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 21, 2014

90047643.1